SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                                August 23, 2005
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                       Knowles Electronics Holdings, Inc.
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             (Exact name of Registrant as specified in its charter)


          Delaware                    333-40076                36-2270096
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(State or other jurisdiction     (Commission File No.)       (IRS Employer
      of Incorporation)                                  Identification Number)


                              1151 Maplewood Drive
                             Itasca, Illinois 60143
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          (Address of principal executive offices, including zip code)


                                 (630) 250-5100
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              (Registrant's telephone number, including area code)


                                 Not Applicable
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         (Former name or former address, if changed since last report)


[  ]      Written communications pursuant to Rule 425 under the Securities Act
          (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act
          (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the
          Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the
          Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

         On August 21, 2005, Knowles Electronics Holdings, Inc. (the "Company") entered into an agreement pursuant to which Dover Electronics, Inc. ("Dover"), a subsidiary of Dover Corporation has agreed to purchase all of the issued and outstanding shares of common stock, series A-1 preferred stock and series A-2 preferred stock (the "Knowles Shares") of the Company for approximately $750 million in cash. Under the terms of the transaction, the stockholders of the Company would sell all of the Knowles Shares to Dover.

         Under the terms of the purchase agreement, the Company's currently outstanding Senior Subordinated Notes due 2009 will be called for redemption on the closing date of the transaction for repurchase within the subsequent 30 to 60 day period as prescribed in the indenture. In addition, under the terms of the purchase agreement, amounts outstanding at closing under the Company's senior credit facilities will be paid at closing.

         The closing of the transaction is subject to expiration of the waiting period under the Hart-Scott-Rodino Improvements Act of 1976 and other customary closing conditions contained in the purchase agreement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        KNOWLES ELECTRONICS HOLDINGS, INC.


Date: August 23, 2005
                                        By: /s/ Stephen D. Petersen
                                            -----------------------
                                            Name:  Stephen D. Petersen
                                            Title: Vice President Finance